Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 1, 2002 relating to the consolidated financial statements of Ameren Corporation, which appears in Ameren Corporation’s Current Report on Form 8-K dated February 14, 2002. We also consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 1, 2002 relating to the financial statement schedule, which appears in Ameren Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the incorporation by reference of our report dated February 13, 2003 relating to the consolidated financial statements of Ameren Corporation, which appears in Ameren Corporation’s Current Report on Form 8-K dated March 5, 2003.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

St. Louis, Missouri

March 14, 2003